Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Avalon GloboCare Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Securities Offered by the Company
Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)			0
Other	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)			0
Other	Warrants	Rule 457(o)	(1)	(2)			0
Total	Units	Rule 457(o)			$50,000,000	$0.0000927	$4,635.00
Selling Stockholder Securities
Equity(3)	Common Stock, par value $0.0001 per share	Rule 457(c)	4,958,590 (4)	$0.41 (4)	$2,033,022	$0.0000927	$188.46
Equity(3)	Common Stock, par value $0.0001 per share	Rule 457(h)	1,239,647 (5)	$1.25 (5)	$1,549,559	$0.0000927	$143.64
Total					$3,582,581		$332.10
Total Offering Amounts					$53,582,581		$4,967.10
Total Fee Offsets							0
Net Fee Due							$4,967.10

(1)	There are being registered under this Registration Statement such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of units as may be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $50,000,000. The Registrant may sell any securities it is registering under this Registration Statement separately or as units with the other securities it is registering under this Registration Statement. The Registrant will determine, from time to time, the proposed maximum offering price per unit in connection with its issuance of the securities it is registering under this Registration Statement. The securities it is registering under this Registration Statement also include such indeterminate number of shares of common stock as the Registrant may issue upon conversion of or exchange for the preferred stock, upon exercise of warrants or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares the Registrant is registering under this Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares the Registrant is registering as a result of stock splits, stock dividends or similar transactions.

(2)	The Registrant will determine the proposed maximum aggregate offering price per class of security from time to time in connection with its issuance of the securities the Registrant is registering under this Registration Statement and the Registrant is not specifying such price as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. The proposed maximum offering price per share of Common Stock and proposed maximum aggregate offering price will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the shares of Common Stock.

(3)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices as reported by NASDAQ on June 22, 2022.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $1.25 per share.